                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (Amendment No.1)1

                               SALANT CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   794004 20 0
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
               OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                February 6, 2003
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

            Note.  The  Schedules  filed in paper format shall  include a signed original  and five copies of the  schedule,  including  all  exhibits.  See Rule
13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 11 Pages)

--------
1           The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

----------------------                                       -------------------
CUSIP No. 794004 20 0                 13D                     Page 2 of 11 Pages
----------------------                                       -------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     William S. Fagan
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    31,700 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                183,000 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                31,700 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                183,000 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      214,700 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                       -------------------
CUSIP No. 794004 20 0                 13D                     Page 3 of 11 Pages
----------------------                                       -------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Fagan Capital, Inc.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     AF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Texas
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    0 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                183,000 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                183,000 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      183,000 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                      CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                       -------------------
CUSIP No. 794004 20 0                 13D                     Page 4 of 11 Pages
----------------------                                       -------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Laura A. Fagan
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    172,766 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                172,766 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      172,766 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                      IN
================================================================================

----------------------                                       -------------------
CUSIP No. 794004 20 0                 13D                     Page 5 of 11 Pages
----------------------                                       -------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Andreas Lawson
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    0 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      0 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                      IN
================================================================================

----------------------                                       -------------------
CUSIP No. 794004 20 0                 13D                     Page 6 of 11 Pages
----------------------                                       -------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     James Dvorak
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    0 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      0 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                      IN
================================================================================

----------------------                                       -------------------
CUSIP No. 794004 20 0                 13D                     Page 7 of 11 Pages
----------------------                                       -------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Lucrum Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    0 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      0 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                      PN
================================================================================

----------------------                                       -------------------
CUSIP No. 794004 20 0                 13D                     Page 8 of 11 Pages
----------------------                                       -------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Carol Armstrong
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    0 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      0 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                      IN
================================================================================

----------------------                                       -------------------
CUSIP No. 794004 20 0                 13D                     Page 9 of 11 Pages
----------------------                                       -------------------

            The following  constitutes  Amendment  No. 1 ("Amendment  No. 1") to
Schedule 13D filed by the undersigned.  This Amendment No. 1 amends the Schedule
13D as specifically set forth.

Item 5.   Interests in Securities in the Issuer.
          -------------------------------------

Items 5(a) and (b) are hereby amended in their entirety to read as follows:

            (a) As of the date of this Amendment No. 1, William S. Fagan,  Laura
A. Fagan and Fagan Capital may be deemed to be the beneficial  owner of 214,700,
172,766 and 183,000  shares of Common Stock,  respectively,  constituting  2.4%,
2.0% and 2.1%, respectively, of the 8,782,198 shares of Common Stock outstanding as of November 9, 2002,  as  reported  in the  Company's  report for the quarter ended September 28, 2002 on Form 10-Q (the "Outstanding  Shares") and filed with the Securities and Exchange Commission on November 12, 2002.

            As of the date of this Amendment No.1, each of Andreas Lawson, James
Dvorak,  Lucrum  Partners and Carol  Armstrong does not own any shares of Common
Stock.

            Each of the Reporting Persons disclaims  beneficial ownership of the shares held by the other Reporting  Persons,  except to the extent of his or her pecuniary interest therein.

            (b)  William  S.  Fagan has the sole  power to vote and  dispose  of
31,700 shares of Common Stock, or 0.4% of the Outstanding Shares. Mr. Fagan also shares the power to vote and dispose over 183,000  shares of Common Stock,  2.1%
of the Outstanding  Shares. This does not include shares of Common Stock held by
Laura A. Fagan, spouse of Mr. Fagan.

            Laura A.  Fagan  has the sole  power  to vote  and to  dispose  over
172,766 shares of Common Stock,  2.0% of the Outstanding  Shares.  This does not include shares of Common Stock held by William S. Fagan, spouse of Mrs. Fagan.

            Fagan  Capital  shares the power to vote and  dispose  over  183,000 shares of Common Stock, 2.1% of the Outstanding Shares.

Item 5(c) is hereby amended to add the following:

            (c) Schedule A hereto lists the transactions effected by each of the
Reporting  Persons  since  the  filing  of the  initial  Schedule  13D.  All the transactions were effected through open market sales.

Item 5(e) is amended in its entirety to read as follows:

            (e) As of February 6, 2003,  the Reporting  Persons ceased to be the beneficial owner of more than five percent of the Outstanding Shares.

             [The remainder of this page was purposely left blank.]

----------------------                                       -------------------
CUSIP No. 794004 20 0                 13D                    Page 10 of 11 Pages
----------------------                                       -------------------

                      [SIGNATURE PAGE TO THE SCHEDULE 13D]

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2003

                                     Fagan Capital, Inc.

                                     By: /s/ William S. Fagan
                                         ---------------------------------------
                                         Name:  William S. Fagan
                                         Title: President

                                     /s/ William S. Fagan
                                     -------------------------------------------
                                     William S. Fagan

                                     /s/ Laura A. Fagan
                                     -------------------------------------------
                                         Laura A. Fagan

                                     /s/ Andreas Lawson
                                     -------------------------------------------
                                         Andreas Lawson

                                     /s/ James Dvorak
                                     -------------------------------------------
                                         James Dvorak

                                     Lucrum Partners

                                     By:  Lucrum Capital Management LLC,
                                          its General Partner

                                     /s/ James Dvorak
                                     -------------------------------------------
                                     Name:  James Drovak
                                     Title: President

                                     /s/ Carol Armstrong
                                     -------------------------------------------
                                     Carol Armstrong

----------------------                                       -------------------
CUSIP No. 794004 20 0                 13D                    Page 11 of 11 Pages
----------------------                                       -------------------

                                   SCHEDULE A

           TRANSACTIONS IN THE SHARES OF COMMON STOCK SINCE THE FILING
                           OF THE INITIAL SCHEDULE 13D

Shares of Common
   Stock Sold            Reporting Person      Price Per Share ($)   Date of Sale
   ----------            ----------------      -------------------   ------------

      24,300             William S. Fagan              $8.91         February 4, 2003

      51,500             William S. Fagan              $8.86         February 5, 2003

     105,000             William S. Fagan              $8.85         February 6, 2003

      20,000             Fagan Capital, Inc.           $8.91         February 4, 2003

      42,000             Fagan Capital, Inc.           $8.86         February 5, 2003

     105,000             Fagan Capital, Inc.           $8.85         February 6, 2003

       2,300             James Dvorak                  $8.93         February 5, 2003

       6,700             Lucrum Partners LP            $8.90         February 5, 2003

       1,000             Andreas Lawson                $8.89         February 5, 2003

       2,244             Carol Armstrong               $8.89         February 6, 2003